EXHIBIT 4


                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT

         The Registrant has entered into certain agreements with respect to long-term indebtedness, which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.



                                       OAKWOOD HOMES CORPORATION



                                       By: s/  Robert A. Smith
                                           ------------------------
                                           Robert A. Smith
                                           Executive Vice President